EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FDF RESOURCES HOLDINGS LLC,

NEW FRANCIS OAKS, LLC,

and

NYTEX FDF ACQUISITION, INC.

dated as of May 4, 2012

i

(continued)

ii

(continued)

LIST OF EXHIBITS

Exhibit A	Applicable Accounting Guidelines
Exhibit B	Calculation of Net Working Capital
Exhibit C	Escrow Agreement
Exhibit D	Estimated Closing Statement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 4, 2012, is made and entered into by and among FDF RESOURCES HODINGS LLC, a Delaware limited liability company (the “Purchaser”), NEW FRANCIS OAKS, LLC, a Delaware limited liability company (the “Company”), and NYTEX FDF ACQUISITION, INC., a Delaware corporation and the sole member of the Company (the “Sole Member”). The Purchaser, the Company and the Sole Member are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Parties propose that the Company will merge with and into the Purchaser (the “Merger”), so that the Purchaser will continue as the surviving entity of the Merger; and

WHEREAS, the Purchaser and the Sole Member (in its capacity as the sole member of the Company), have approved and declared advisable the Merger, this Agreement and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CONSTRUCTION; DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Accounting Firm” means BDO USA, LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Purchaser and the Sole Member in writing.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Accounting Guidelines” means the guidelines set forth in Exhibit A.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act as enacted as of the Closing Date.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by Article II of this Agreement, as set forth in Article VIII of this Agreement.

“Closing Cash” means all of the cash and cash equivalents of the Company and its Subsidiaries on the Closing Date, less outstanding checks and plus deposits-in-transit.

“Closing Date Indebtedness” means the Indebtedness of the Company and any of its Subsidiaries, as of the Closing Date, including, without limitation, the Indebtedness (a) under the Senior Indebtedness, (b) under the Subordinated Obligations and (c) as set forth in Section 1.1(a) of the Company Disclosure Schedule, but excluding certain Outstanding A/P as agreed upon by Purchaser and the Sole Member.

“Closing Date Net Working Capital” means the current assets, excluding Closing Cash, of the Company on a consolidated basis less the current liabilities of the Company on a consolidated basis, excluding Closing Date Indebtedness with respect to the Senior Indebtedness and the Subordinated Obligations, if any, as of 11:59 p.m. Eastern Time on the date preceding the Closing Date in each case calculated in accordance with the Applicable Accounting Guidelines, provided that, notwithstanding anything in this Agreement or Exhibit B to the contrary, for purposes of computing “Closing Date Net Working Capital,” in no event will the determination of “Closing Date Net Working Capital” include any reserve or other liability for income Taxes. Attached hereto as Exhibit B is a listing of the accounts to be included in the calculation of Closing Date Net Working Capital.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any rule or regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Ancillary Documents” means any certificate or agreement, other than this Agreement, to be executed and delivered by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Company Ancillary Documents shall not include any documents executed and delivered by the Company or any of its Subsidiaries in connection with the Purchaser’s financing for the transactions contemplated hereby.

“Company Benefit Plan” means each Employee Benefit Plan participated in or sponsored by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could have any liabilities by reason of having an ERISA Affiliate.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser simultaneously with the execution of this Agreement (as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement).

“Company Incentive Plans” means each of the company incentive plans set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, taken as a whole, any event, change, effect, circumstance or development that (x) is or could reasonably be expected to be, either individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or any of its Subsidiaries or (y) would, either individually or in the aggregate, prevent or materially alter or delay the Company’s ability to consummate the Merger; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company and any of its Subsidiaries relating to or arising in connection with (a) any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement; (b) changes affecting the industry in which the Company or its Subsidiaries operate generally or the economy of the United States (provided in each case that such changes do not have a unique or disproportionate impact on the Company or any of its Subsidiaries); (c) any changes in applicable Law or GAAP or the enforcement or interpretations thereof (provided in each case that such changes do not have a unique or disproportionate impact on the Company or any of its Subsidiaries); and (d) hostilities, acts of war or terrorism or any material escalation of any such hostilities, acts of war or terrorism existing as of the date hereof (provided in each case that such changes do not have a unique or disproportionate impact on the Company or any of its Subsidiaries)

“Company Proprietary Software” means all software owned by the Company or any of its Subsidiaries.

“Confidential Information” means any data or information of the Company or any of its Subsidiaries (including trade secrets) that is valuable to the operation of the Company’s or any of its Subsidiaries’ business and not generally known to the public or competitors.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Company dated November 2011 and prepared by EVE Partners, LLC.

“Contract” means any written contract, agreement, arrangement (excluding any regulatory tariff), note, bond, mortgage, lease or other agreement legally binding on a Party hereto.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Debt to Equity Ratio” means, as of any calculation date, the ratio of (a) the Company’s funded third party borrowed money indebtedness as of that date, to (b) the value of the issued and outstanding shares of the Capital Stock of the Company as of that date.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Employee Benefit Plan” means (a) any plan (including any defined benefit plan), fund, program, policy, agreement, arrangement or scheme, including each plan, fund, program, policy, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, pursuant to which a Person has liability for or has sponsored or maintained compensation or benefits (other than salary or wages) for services rendered to such Person by employees, former employees, directors, managers, officers, consultants or independent contractors or the dependents of any of them (whether written or oral), (b) any plan, program or policy described in Section 3(3) of ERISA (as determined without regard to whether such plan, program or policy is subject to ERISA) with respect to which such Person has any liabilities directly or by virtue of having an ERISA Affiliate, and (c) any agreements or other arrangements pursuant to which a Person has liability for or has sponsored, maintained or contributed to benefits upon a termination of employment with such Person or upon a change in control of such Person.

“Employment Agreements” means any written employment, consulting, termination or severance, change of control, non-compete or any other written agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect of any current or former officer, employee, consultant or independent contractor.

“Enterprise Value” means $62,500,000.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Code.

“Escrow Agent” means The Bank of New York Mellon Trust Company, N.A.

“Escrow Agreement” means an agreement by and among the Purchaser, the Sole Member and the Escrow Agent, attached as Exhibit C to this Agreement, to be executed and delivered at Closing.

“Estimated Working Capital Deficit” means the amount, if any, that the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital; provided, however, that the Estimated Working Capital Deficit shall not exceed $515,000.

“Estimated Working Capital Surplus” means the amount, if any, that the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital.

“Existing Interests” means all of the issued and outstanding equity interests of the Company immediately prior to the Closing.

“Final Closing Statement” means the Proposed Closing Statement as finally determined in accordance with Section 3.8 of this Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, body or commission or other governmental authority or agency thereof, domestic or foreign.

“Hazardous Material” means any substance, material or waste that is toxic, ignitable, reactive or corrosive and that is regulated by any local or state governmental authority or the United States Government, including, without limitation, any material or substance that is: (a) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” or “hazardous material”, by any local or state law; (b) oil and petroleum products and their by-products; (c) asbestos; (d) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act; (e) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act; or (f) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, but without duplication, (a) all indebtedness of such Person for borrowed money and all accrued interest thereon (other than accounts payable in the ordinary course of business, but including any accounts payable that remain outstanding more than sixty (60) days past their due date but solely to the extent not taken into account in the calculation of Closing Date Net Working Capital, except for any such accounts payable not to exceed $50,000 in the aggregate and are being disputed in good faith (the “Outstanding A/P”)), including, without limitation, arising from loans, advances, letters of credit, surety bonds and obligations related thereto, (b) all obligations of such Person for the deferred purchase price of assets, property or services other than operating or other leases of property (except as set forth in (d)), non-ordinary course third party payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures, hedging and swap arrangements or contracts or other similar instruments other than trade payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (d) all capital lease obligations of such Person, (e) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (d) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness and (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person.

“Indemnified Party” means a Purchaser Indemnified Party or a Member Indemnified Party, as applicable.

“Knowledge” with respect to the Company, means all facts actually known by each of Michael G. Francis, Jude Gregory and Bryan Francis.

“Laws” means all statutes, rules, regulations, ordinances and laws of any Governmental Entities.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) (including amounts paid in settlement, costs of investigation and reasonable out-of-pocket attorneys’ fees and expenses); provided, however, that the Losses arising from a breach of a representation or warranty in Section 4.15 (Company Benefit Plans) that relate to Taxes or Tax Returns of the Company or any of its Subsidiaries or a breach of a representation or warranty in Section 4.8 (Taxes) shall be limited to Tax Losses.

“Management Agreement” means that certain Management Services Agreement, dated as of November 23, 2010, between NYTEX Energy Holdings, Inc. and Francis’ Drilling Fluids, Ltd.

“Member Approved Tax Matter” means (a) amending or otherwise changing any Tax Return or Tax election of the Company or its Subsidiaries for a Pre-Closing Tax Period unless required by a determination of a Governmental Entity that is final, (b) making a request for a private letter ruling or for any other advice from any Governmental Entity that could affect the Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or (c) filing a voluntary disclosure in any jurisdiction that could affect the Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period.

“Member Indemnified Parties” means the Sole Member and each of its officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Net Indebtedness” means, as of the Closing Date, the Closing Date Indebtedness less the Closing Cash.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) statutory Liens of landlords with respect to all of the leased real property of the Company and its Subsidiaries, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the ordinary course of business and not yet delinquent or being contested in good faith, (d) Liens incurred in connection with (i) worker’s compensation, (ii) unemployment compensation and (iii) other types of social security, not yet delinquent or being contested in good faith, (e) in the case of all of the leased real property of the Company and its Subsidiaries, in addition to items (a), (b), (c) and (d), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries, (f) Liens securing the Closing Date Indebtedness as disclosed in Section 1.1(c) of the Company Disclosure

Schedule (which Liens shall be terminated upon payment in full of such Closing Date Indebtedness), (g) in the case of Company Proprietary Rights, licenses, options to license or covenants not to assert claims of infringement in each case entered into in the ordinary course of business from the Company or any of its Affiliates to third parties, (h) Liens incurred in connection with capital lease obligations of the Company or any of its Subsidiaries, (i) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the costs of acquiring such property, (j) attachments, appeal bonds, judgments and other similar Liens for sums individually or in the aggregate not exceeding $50,000 arising in connection with court proceedings, (k) Liens with respect to the properties or assets of the Company or any of its Subsidiaries that do not singly or in the aggregate exceed $10,000 or materially detract from or interfere with the use of property in the ordinary course of business, (l) Liens in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution and (m) the replacement, extension or renewal of any of the foregoing.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Post-Closing Tax Period” means any Tax period (or portion of any Straddle Period) beginning on or after the day immediately after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion of any Straddle Period) ending on or before the Closing Date.

“Preferred Stockholder” means WayPoint Nytex, LLC, a Delaware limited liability company.

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, trade names, corporate names, assumed names, logos (all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights; and (d) registrations and applications for any of the foregoing.

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing (in the Confidential Information Memorandum or otherwise)) to or made available to the Purchaser of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the Company and/or its Subsidiaries.

“Purchaser Ancillary Documents” means any certificate or agreement, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Senior Indebtedness” means the Indebtedness of the Company and its Subsidiaries under the Revolving Credit, Term Loan and Security Agreement, dated as of November 22, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time), by and among the Sole Member, the Company and Francis’ Drilling Fluids, Ltd., as Borrowers, and PNC Bank, National Association, as Lender and as Agent, and the financial institutions party thereto, as Lenders.

“Senior Lender” means PNC Bank, National Association.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subordinated Obligations” means the outstanding amounts owed by the Company and its Subsidiaries under the Preferred Stock and Warrant Purchase Agreement, dated as of November 23, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time), by and among NYTEX Energy Holdings, Inc., the Sole Member and the Preferred Stockholder.

“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Surviving Entity Interests” means all of the issued and outstanding equity interests of the Surviving Entity immediately following the Merger.

“Target Net Working Capital” means $10,700,000.

“Tax Benefit” means any Tax refund (including related interest received from the applicable Governmental Entity), Tax credit or reduction in Tax actually realized by the Purchaser, the Surviving Entity (or, as applicable the Company), any of their Subsidiaries, or any of their Affiliates.

“Tax Loss” means any (a) Tax of the Company and/or its Subsidiaries for a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date as determined under Section 6.10(b)) to the extent not included as a liability in the computation of the Closing Date Net Working Capital, (b) Tax of the Company and/or its Subsidiaries as a result of being a member of a consolidated, affiliated or combined group (whether pursuant to Treasury Regulation Section 1.1502-6 or by corresponding provision of state, local or foreign Law) or otherwise, and (c) reasonable fees and expenses of lawyers or other tax advisors incurred by the Purchaser, the Surviving Entity and/or its Subsidiaries in controlling a proceedings by any Governmental Entity with respect to the Taxes set forth in clauses (a) and (b). Tax Losses shall not include any (x) Taxes or associated fees or expenses that result from a breach by the Purchaser of any provision of Section 6.10; (y) Transfer Taxes or any associated fees or expenses; or (z) Taxes incurred on the Closing Date, but after the Closing, as a result of any transaction outside of the ordinary course of business and not contemplated by this Agreement.

“Tax Return” means any report, return (including Form 5500), declaration, estimates, claim for refund or other information return or statement (including schedules or any related or supporting information) filed or required to be supplied to a Governmental Entity in connection with Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added, environmental, profits and net worth, alternative minimum tax, utility, gains, excise, customs, escheat, and all other taxes of any kind and any charges, interest, additions to tax, or related penalties imposed by any Governmental Entity.

“Transaction Expenses” means any non-ordinary course bonuses or any success fees payable to any Person by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company or any of its Subsidiaries or the Sole Member in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Transaction Expenses shall not include any fees or expenses incurred by the Company or its Subsidiaries in connection with the Purchaser’s financing for the transaction contemplated hereby or any fees or expenses of the Purchaser.

“Working Capital Deficit” means the amount, if any, by which the Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, as reflected on the Final Closing Statement.

“Working Capital Surplus” means the amount, if any, by which the Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, as reflected on the Final Closing Statement.

Section 1.2 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) the term “dollar” or “$” means lawful currency of the United States. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article,

Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 1.3 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable	4.25
Agreement	Preamble
Base Consideration	3.1
Certificate of Merger	2.1
Chosen Courts	11.5
Closing Date	8.1
Company	Preamble
Company Proprietary Rights	4.10(b)
Effective Time	2.1
Environmental Laws	4.20(a)
Escrow Amount	3.1(f)
Escrow Fund	3.2
Estimated Closing Date Net Working Capital	3.8(a)
Estimated Closing Statement	3.8(a)
Existing Insurance Policies	4.16(a)
Final Closing Statement	3.8(d)
Financial Statements	4.5
Indemnifying Party	10.3(a)
Interim Balance Sheet	4.5
Insider	4.18
Large Leases	4.7(h)
Leased Real Property	4.7(b)
Licenses	4.13
Material Contracts	4.9(a)
Member Basket	10.5(b)
Member Basket Exclusions	10.5(b)
Member Losses	10.2
Merger	Recitals
Notice of Disagreement	3.8(c)
Operating Leases for Equipment	4.7(g)
Owned Real Property	4.7(a)
Parties	Preamble
Party	Preamble
Product Certifications	4.21
Proposed Closing Statement	3.8(b)
Purchase Price Allocation	6.10(h)
Purchaser	Preamble
Purchaser Basket	10.5(a)

Purchaser Basket Exclusions	10.5(a)
Purchaser Losses	10.1
Real Property	4.7(b)
Release Date	3.2
Securities Act	5.4
Sole Member	Preamble
Surviving Entity	2.2
Tax Contest	6.10(e)
Transfer Taxes	6.10(d)
WARN Act	6.13
WHD	4.14(c)
WHD Investigation	4.14(c)

Section 1.4 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

MERGER

Section 2.1 Agreement to Merge. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware LLC Act, at the Effective Time, the Company shall merge with and into the Purchaser. The Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed on the Closing Date with the Secretary of State of the State of Delaware. The “Effective Time” shall be the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the Delaware LLC Act or such later time as may be specified in the Certificate of Merger.

Section 2.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware LLC Act. Subject to the foregoing, from and after the Effective Time, the Surviving Entity shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Purchaser and the Company. From and after the Effective Time, the separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving entity in the Merger (the Purchaser, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.3 Certificate of Formation and LLC Agreement. The certificate of formation and limited liability company agreement of the Purchaser in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law.

ARTICLE III

CONSIDERATION FOR THE MERGER

Section 3.1 Consideration for the Merger. The total consideration being paid by the Purchaser for the transactions contemplated hereby is the Enterprise Value. The aggregate cash amount to be paid by the Purchaser to the Sole Member at Closing (the “Base Consideration”) shall be an amount equal to:

(a) the Enterprise Value;

(b) plus the amount of the Estimated Working Capital Surplus, if any;

(c) minus the amount of the Net Indebtedness;

(d) minus the amount of the Estimated Working Capital Deficit, if any;

(e) minus the aggregate amount of all Transaction Expenses (to the extent not paid prior to the Closing Date); and

(f) minus 10% of the Enterprise Value (the “Escrow Amount”);

provided, however, there shall be no duplication in any of the reductions and there shall be no reduction as otherwise provided in this Section 3.1 to the extent such liability or obligation is reserved for or taken into account in the Estimated Closing Statement or the Final Closing Statement.

Section 3.2 Escrow. On the Closing Date, the Purchaser shall deposit the Escrow Amount pursuant to Section 3.7, which shall be distributed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Amount, as adjusted from time to time, together with any interest earned thereon, shall be referred to as the “Escrow Fund.” The Escrow Agreement shall provide for the distribution of the Escrow Fund on each of:

(a) the date that is 120 days from the Closing Date, with respect to payments to be made under Section 3.8 herein;

(b) the date that is 18 months from the Closing Date, with respect to indemnification obligations under Section 10.1(b), (c) and (d); and

(c) the date that is 36 months from the Closing Date, with respect to indemnification obligations under Section 10.1(a), (e), (f) and (g).

Each of the applicable dates in Section 3.2 (a), (b) and (c) shall be a “Release Date”. On each Release Date, or as otherwise provided in the Escrow Agreement, the Escrow Agent shall pay to the Purchaser or the Sole Member, as the case may be, the applicable amount of the Escrow Fund, if any, as provided for in the Escrow Agreement minus the aggregate amount of unresolved disputed claims made pursuant to the Escrow Agreement, which amount shall be retained by the Escrow Agent until the Escrow Agent receives joint written instructions of the Purchaser and the Sole Member or such claims are finally resolved in accordance with the terms of the Escrow Agreement.

Section 3.3 Closing Date Expense Statement, Closing Date Indebtedness Statement and Closing Date Cash Statement.

(a) Prior to the Closing Date, the Company has delivered to the Purchaser a statement from the Company, signed by the Chief Financial Officer or the Chief Executive Officer (on behalf and in the name of the Company), which sets forth, by payee, a reasonable, good faith estimate of the aggregate amount of the Transaction Expenses (to the extent not paid prior to the Closing Date), which amount is included in the Estimated Closing Statement attached hereto as Exhibit D.

(b) Prior to the Closing Date, the Company has delivered to the Purchaser a statement from the Company, signed by the Chief Financial Officer or the Chief Executive Officer (on behalf and in the name of the Company), which sets forth, by lender, a reasonable, good faith estimate of the aggregate amount of the Closing Date Indebtedness, which amount is included in the Estimated Closing Statement attached hereto as Exhibit D.

(c) Prior to the Closing Date, the Company shall have delivered to the Purchaser a statement from the Company, signed by the Chief Financial Officer or the Chief Executive Officer (on behalf and in the name of the Company), which sets forth a reasonable, good faith estimate of the aggregate amount of the Closing Cash, which amount is included in the Estimated Closing Statement attached hereto as Exhibit D.

Section 3.4 Payment of the Base Consideration. On the Closing Date, the Purchaser shall pay the Base Consideration to the Sole Member by wire transfer of immediately available funds to an account designated by the Sole Member.

Section 3.5 Effect on Equity Interests. At the Effective Time, on the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of the Sole Member, all of the Existing Interests shall be canceled and extinguished and shall be converted into the right to receive the Base Consideration and the other consideration for the Merger as provided herein and in the Escrow Agreement.

Section 3.6 Tax Withholding. Each of the Surviving Entity, the Purchaser and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Surviving Entity, the Purchaser or the Escrow Agent such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.7 Payment of Other Amounts Payable at Closing.

(a) On the Closing Date, the Purchaser shall:

(i) deposit with the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent at least two (2) Business Days prior to the Closing Date, the Escrow Amount;

(ii) on behalf of the Company and its Subsidiaries, pay to such account or accounts as the Company specifies to the Purchaser, the aggregate amount of the Net Indebtedness (including the Senior Indebtedness and the Subordinated Obligations); and

(iii) on behalf of the Company and its Subsidiaries, pay to such account or accounts as the Company specifies to the Purchaser, the aggregate amount of the Transaction Expenses, to the extent not paid prior to the Closing Date.

(b) On the Closing Date, the Company and/or its Subsidiaries, as the case may be, and on behalf of the applicable obligor, shall use all of the Closing Cash to pay the applicable lenders in respect of the Closing Date Indebtedness (other than the Senior Indebtedness and the Subordinated Obligations).

For the avoidance of doubt, the Parties acknowledge and agree that the Closing Date Indebtedness shall be paid in full after giving effect to the payments to be made pursuant to Sections 3.7(a)(ii) and (b). Notwithstanding the foregoing, the Closing Date Indebtedness relating to the Louisiana Vehicle Retail Installment Contract, dated November 14, 2011, with the Ford Motor Credit Company shall not be paid off at the Closing and shall be assumed by Purchaser.

Section 3.8 Adjustment to Purchase Price.

(a) Prior to the Closing Date, the Company has delivered to the Purchaser an estimated closing statement (the “Estimated Closing Statement”), which includes (i) the amount of Outstanding A/P and (ii) a good faith calculation of the estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) calculated in accordance with the Applicable Accounting Guidelines. The Estimated Closing Statement is attached hereto as Exhibit D.

(b) No later than ninety (90) days following the Closing Date, the Purchaser shall deliver to the Sole Member the draft closing statement (the “Proposed Closing Statement”), which shall include (i) any amount of Outstanding A/P that the Company or its Subsidiaries is ultimately not obligated to pay and (ii) a good faith calculation of each of the Closing Date Net Working Capital (calculated in accordance with the Applicable Accounting Guidelines), the Working Capital Surplus, if any, and the Working Capital Deficit, if any.

(c) The Sole Member shall have forty-five (45) days following receipt of the Proposed Closing Statement during which to notify the Purchaser of any dispute of any item contained in the Proposed Closing Statement, which notice shall set forth in reasonable detail the basis for such dispute (the “Notice of Disagreement”). At any time within such forty-five (45)-day period, the Sole Member shall be entitled to agree with any or all of the items set forth in the Proposed Closing Statement. For purposes of evaluating the Proposed Closing Statement, the Purchaser and the Surviving Entity shall make available to the Sole Member all information, records, data and working papers created or used in connection with the preparation of the Proposed Closing Statement, and shall permit reasonable access to the Surviving Entity and its Subsidiaries’ facilities and personnel, as may be reasonably required for the Sole Member to analyze the Proposed Closing Statement.

(d) If the Sole Member does not notify the Purchaser of any such dispute within such forty-five (45)-day period, or notifies the Purchaser of its agreement with the adjustments in the Proposed Closing Statement prior to the expiration of the forty-five (45)-day period, the Proposed Closing Statement prepared by the Purchaser shall be deemed to be the “Final Closing Statement,” and shall be final, conclusive and binding on all of the Parties.

(e) If the Sole Member does notify the Purchaser of any such dispute within such forty-five (45)-day period, the Final Closing Statement shall be resolved as follows:

(i) The Purchaser and the Sole Member shall cooperate in good faith to resolve any such dispute as promptly as possible.

(ii) In the event the Purchaser and the Sole Member are unable to resolve any such dispute within twenty-one (21) days (or such longer period as the Purchaser and the Sole Member shall mutually agree in writing) of notice of such dispute, such dispute shall be submitted to and resolved in accordance with this Section 3.8(e)(ii) by the Accounting Firm. The Sole Member and the Purchaser shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the making of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were included in the Notice of Disagreement were prepared in accordance with Applicable Accounting Guidelines and the Accounting Firm shall determine, on such basis, whether and to what extent, the Proposed Closing Statement requires adjustment. The Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or the Estimated Closing Statement is or was correct. The Accounting Firm’s decision shall be based solely on written submissions by the Sole Member and the Purchaser and their respective representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm shall be allocated between the Sole Member, on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. For example, if the Sole Member challenges the calculation of the Proposed Closing Statement by an amount of One Hundred Thousand Dollars ($100,000), but the Accounting Firm determines that the Sole Member has a valid claim for only Forty Thousand Dollars ($40,000), the Purchaser shall bear forty percent (40%) of the fees and expenses of the Accounting Firm and the Sole Member shall bear the other sixty percent (60%) of such fees and expenses, with the Sole Member’s portion of such fees and expenses paid solely out of the Escrow Fund.

(f) The Purchaser and the Sole Member jointly shall revise the Proposed Closing Statement and the calculation of Closing Date Net Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, as appropriate to reflect the resolution of the Sole Member’s objections (as agreed upon by the Purchaser and the Sole Member or as determined by the Accounting Firm) and deliver it to the Sole Member within ten (10) days after the resolution of such objections. Such revised statement shall be the “Final Closing Statement,” and shall be final, conclusive and binding on all of the Parties.

(g) Each of the Purchaser and the Company agrees that, following the Closing through the date the Final Closing Statement becomes final, conclusive and binding, it will not take any actions, and it will cause the Company and its Subsidiaries not to take any actions, with respect to any accounting books, records, policies or procedures on which the Estimated Closing Statement is based or on which the Final Closing Statement is to be based that are inconsistent with the past practice of the Company or that would impede or delay the determination of the amount of the Final Closing Statement or the preparation of any Notice of Disagreement in the manner and utilizing the methods required by this Agreement.

(h) To the extent that there is any amount of Outstanding A/P that the Company or its Subsidiaries is ultimately not obligated to pay, Purchaser shall pay the Sole Member such amount by wire transfer of immediately available funds within five (5) Business Days after the Purchaser’s delivery of the Final Closing Statement to the Sole Member to an account designated by the Sole Member.

(i) To the extent there is a Working Capital Deficit on the Final Closing Statement, Purchaser shall be entitled to recover the amount of the Working Capital Deficit solely from the Escrow Fund as set forth in the Escrow Agreement.

(j) To the extent there is a Working Capital Surplus on the Final Closing Statement, Purchaser shall pay the Sole Member the amount of the Working Capital Surplus by wire transfer of immediately available funds within five (5) Business Days after the Purchaser’s delivery of the Final Closing Statement to the Sole Member to an account designated by the Sole Member.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE SOLE MEMBER AND THE COMPANY

Each of the Sole Member and the Company represents and warrants, jointly and severally, to the Purchaser as of the Closing Date (except for such representations and warranties made only as a specific date, which are made as of such date) as set forth below. The Company Disclosure Schedule is qualified in its entirety by reference to this Agreement and does not constitute, and shall not be deemed as constituting representations, warranties, or covenants of the Company or the Sole Member. A disclosure made in any section of the Company Disclosure Schedule that reasonably informs the Purchaser of information with respect to any other section of the Company Disclosure Schedule in order to avoid a misrepresentation under this Agreement shall be deemed to have been made with respect to all such other sections of the Company Disclosure Schedule.

Section 4.1 Organization and Power. Each of the Sole Member, the Company and the Company’s Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. Each of the Company and its Subsidiaries is qualified to do business in every jurisdiction where the Company or such Subsidiary, as applicable, conducts business and in which such qualification is necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Company Material Adverse Effect. All jurisdictions in which each of the Company and its Subsidiaries is qualified to do business are set forth in Section 4.1 of the Company Disclosure Schedule. Each of the Company and its Subsidiaries has all requisite organizational power and authority necessary to own and operate its properties and to carry on its business as now conducted. The certificate of formation and limited liability company agreement (or the appropriate corresponding organizational documents) of the Company and each of its Subsidiaries, each as amended or restated from time to time, have previously been furnished to the Purchaser and reflect all amendments thereto and are correct and complete. The minute books containing the records of the meetings of the members, the equity interest certificate books and the equity interest record books (or other appropriate corresponding organizational documents) of the Company and its Subsidiaries have been furnished to the Purchaser and are correct and complete. Neither the Company nor its Subsidiaries are in default in any material respects under or in violation of any provision of its organizational documents, each as amended or restated from time to time.

Section 4.2 Authorization.

(a) Each of the Company and the Sole Member has all requisite power and authority to execute and deliver this Agreement and the Company Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Sole Member, as the sole member of the Company, has duly approved this Agreement and each of the Company Ancillary Documents and has duly authorized the execution and delivery of this Agreement and the Company Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. No other corporate or other organizational proceedings on the part of the Sole Member or the Company is necessary to approve and authorize the execution and delivery of this Agreement or the Company Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Company Ancillary Documents will be, duly executed and delivered by the Company and the Sole Member, as applicable, and constitutes or will constitute a valid and legally binding obligation of the Company and the Sole Member, as applicable, enforceable against the Company and the Sole Member in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(b) Except as set forth in Section 4. 2 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Company Ancillary Documents does not and will not in such a manner as to cause a Company Material Adverse Effect (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of or (iv) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity, under (A) the provisions of the certificate of formation or limited liability company agreement (or the appropriate corresponding organizational documents) of the Company or any of its Subsidiaries, each as amended or restated from time to time, (B) any Contract to which the Company or any of its Subsidiaries is bound, or (C) any Laws (including but not limited to the HSR Act) to which the Company or any of its Subsidiaries is subject.

Section 4.3 Capitalization. All of the issued and outstanding equity interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the Sole Member, free and clear of all Liens other than Permitted Liens. Except for this Agreement and except as set forth in Section 4.3 of the Company Disclosure Schedule, there are no outstanding or authorized options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any equity interests of the Company or any rights or interests exercisable therefor. Except as set forth in Section 4.3 of the Company Disclosure Schedule, there are no outstanding or authorized equity interest appreciation, phantom equity interest or similar or corresponding rights with respect to the equity interests of the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of equity interests of the Company. Except as set forth in Section 4.3 of the Company Disclosure Schedule, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests.

Section 4.4 Subsidiaries; Investments; No Other Business.

(a) Except as set forth in Section 4.4 of the Company Disclosure Schedule, the Company does not have any Subsidiaries. Section 4.4 of the Company Disclosure Schedule accurately sets forth by entity: (i) the authorized, and issued and outstanding equity interests of each of the Company’s Subsidiaries and (ii) the name of each record holder of the equity interests of each of the Company’s Subsidiaries and the amount of equity interests held by each record holder of each class of each of the Company’s

Subsidiaries. All of the issued and outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the owners of each of the Company’s Subsidiaries in the amounts as set forth in Section 4.4 of the Company Disclosure Schedule, free and clear of all Liens other than Permitted Liens. Except for this Agreement and except as set forth in Section 4.4 of the Company Disclosure Schedule, there are no outstanding or authorized options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any of the Company’s Subsidiaries is a party or which are binding upon any of the Company’s Subsidiaries providing for the issuance, disposition or acquisition of any equity interests of the Company’s Subsidiaries or any rights or interests exercisable therefor. Except as set forth in Section 4.4 of the Company Disclosure Schedule, there are no outstanding or authorized equity interest appreciation, phantom equity interest or similar or corresponding rights with respect to the equity interests of the Company’s Subsidiaries. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of equity interests of the Company’s Subsidiaries. Except as set forth in Section 4.4 of the Company Disclosure Schedule, no Subsidiary of the Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests. Except as set forth in Section 4.4 of the Company Disclosure Schedule, no Subsidiary of the Company owns or controls or has any right to acquire (directly or indirectly) any stock, partnership interest, membership interest, joint venture interest, equity participation or other security or interest in any other Person.

(b) The Company and its predecessor in interest, Francis Oaks, L.L.C., have not engaged in any business other than to own and hold the equity interest in Francis Drilling Fluids, Ltd.

(c) FDF – Cessna 210 N6542U, Inc. has not engaged in any business other than to own and hold certain Cessna aircraft.

Section 4.5 Financial Statements. The Company has delivered to the Purchaser and attached to Section 4.5 of the Company Disclosure Schedule: (a) the Company’s consolidated audited balance sheets and the related statements of operations for the twelve (12)-month period then ended as of August 31, 2010; (b) the Company’s consolidated audited balance sheets and the related statements of operations for the twelve (12)-month period then ended as of December 31, 2011; (c) the Company’s consolidated unaudited balance sheets and the related statements of operations for the period from September 1, 2010 through December 31, 2010; and (d) the Company’s consolidated unaudited balance sheets and the related statements of operations for the period from January 1, 2012 through March 31, 2012 (the “Interim Balance Sheet”). Except as disclosed in Section 4.5 of the Company Disclosure Schedule, each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) are accurate and complete in all material respects and are consistent with the books and records of the Company, present fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis as of and for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied, subject in the case of unaudited interim financial statements, to the absence of footnote disclosure.

Section 4.6 Absence of Certain Developments. Except as set forth in Section 4.6 of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, since the date of the Interim Balance Sheet, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of business and neither the Company nor any of its Subsidiaries has:

(a) suffered a Company Material Adverse Effect;

(b) redeemed or repurchased, directly or indirectly, any equity interests or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any equity interests;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into equity interests, or options or other rights to acquire equity interests;

(d) subjected any portion of its material properties or assets to any Lien other than Permitted Liens;

(e) sold, leased, assigned or transferred (including, without limitation, transfers to any Insider) any of its material tangible or intangible assets (including Proprietary Rights), except for sales of inventory, non-exclusive licenses granted in the ordinary course of business to unaffiliated third Persons on an arm’s length basis, or disclosed any Confidential Information (other than pursuant to agreements);

(f) made, granted or promised any bonus or any wage, salary or compensation increase in excess of $10,000 per year to any director, officer, employee, sales representative or consultant or made, granted or promised any increase in any Company Benefit Plan, or amended or terminated any existing Company Benefit Plan or adopted any new Company Benefit Plan;

(g) made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business or entered into any transaction with any Insider;

(h) made any capital expenditures that aggregate in excess of $50,000 per month;

(i) made any loans or advances in excess of $10,000 in the aggregate to, or guarantees for the benefit of, any Persons;

(j) amended or authorized any amendment to its certificate of formation or limited liability company agreement or other governing or organizational documents;

(k) instituted or settled any claim or lawsuit for an amount involving in excess of $50,000 in the aggregate or involving equitable or injunctive relief, unless same was done in connection with a policy of insurance and its obligations not covered by insurance do not exceed $50,000;

(l) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or equity interests or acquired any other material assets;

(m) failed to make any regularly scheduled payments of principal or interest on the Senior Indebtedness, Subordinated Obligations or material lease, including, the Large Leases, Operating Leases for Equipment and real property leases; or

(n) committed or agreed to any of the foregoing.

Section 4.7 Real Property and Personal Property; Title to Property.

(a) Each of the Company and its Subsidiaries has good and indefeasible fee simple title to the real property shown as owned by it in Section 4.7(a) of the Company Disclosure Schedule (the “Owned Real Property”), in each case free and clear of Liens except Permitted Liens and Liens set forth in Section 4.7(a) of the Company Disclosure Schedule.

(b) Pursuant to the real property leases described in Section 4.7(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries leases the real property shown as leased by it, as lessee or lessor, in Section 4.7(b) of the Company Disclosure Schedule (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(c) To the Company’s Knowledge, there are no (i) condemnation(s) or assessment(s) pending that affect any of the Real Property, or any material portion thereof, or (ii) actions, suits or proceedings pending or threatened against the Real Property.

(d) Each of the Company and its Subsidiaries has complied, in all material respects, with all applicable Laws pertaining to or affecting the Real Property owned or leased by it, and there are no legal actions, suits or other legal or administrative proceedings pending or, to the Company’s Knowledge, threatened against the Real Property.

(e) Neither the Company nor any of its Subsidiaries has received any written notice from any governmental or quasi-governmental agency or insurance underwriter requiring or suggesting that the Company or any of its Subsidiaries or any other party should correct (which has not previously been corrected) any condition or modify or add any improvement with respect to the Real Property or any portion thereof.

(f) Except as otherwise expressly disclosed in Section 4.7(a) of the Company Disclosure Schedule, there are no adverse or other parties in possession of the Real Property, or of any part thereof as lessees, tenants at sufferance, or trespassers.

(g) Section 4.7(g) of the Company Disclosure Schedule lists all leases with annual payments of $20,000 or more pursuant to which the Company or any of its Subsidiaries leases the personal property as lessee or lessor, and all such operating leases for Equipment are designated as such in Section 4.7(g) of the Company Disclosure Schedule (the “Operating Leases for Equipment”).

(h) Section 4.7(h) of the Company Disclosure Schedule separately lists all operating leases and capital leases of rolling stock of the Company and each of its Subsidiaries with over $75,000 in residual payments to be made after date hereof (the “Large Leases”) and the balance of the residual payments as of the date hereof.

(i) Subject only to the Permitted Liens, (i) each of the Company and its Subsidiaries has valid title to, or, in the case of leased tangible personal property, valid leasehold interests in, all of the tangible personal property owned or leased by such it and used or held for use in its business, free and clear of all Liens, other than Liens set forth in Section 4.7(i) of the Company Disclosure Schedule, and (ii) to the Company’s Knowledge, no defects exist with respect to the condition of any of such tangible personal property that would interfere in any material respect with the continued use and operation thereof as the same is currently used and operated by the Company or any of its Subsidiaries.

Section 4.8 Taxes. Except as set forth in Section 4.8 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns required by applicable Law to be filed by them (taking into account all applicable extensions), all such Tax Returns are complete and correct, and the Company and its Subsidiaries have paid or caused to be paid all Taxes shown as due and owing on any such Tax Return and all other Taxes payable by the Company and its Subsidiaries.

(b) The Company and each of its Subsidiaries have complied in all material respects with all applicable Law relating to (i) the classification of employees as employees or independent contractors (ii) the payment of withholding of Taxes (including withholding of Taxes pursuant to the provisions of the Code or any comparable provision of any state, local, or foreign laws) and the filing of all Forms W-2 and 1099. The Company and its Subsidiaries have each withheld all Taxes from payments to employees, agents, contractors, and nonresidents required by applicable Law to be withheld by the Company and its Subsidiaries and remitted such amounts to the appropriate Governmental Entity.

(c) No audits are in progress or, to the Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of the Company and its Subsidiaries.

(d) There are no Liens for Taxes on any assets of the Company or its Subsidiaries, other than Permitted Liens.

(e) The Company has been, since its formation, treated as a disregarded entity for all applicable U.S. federal income Tax purposes and no election is pending to treat the Company as a corporation for any applicable Tax purpose.

(f) The Company and its Subsidiaries are not parties to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (other than those arrangements customarily included in agreements entered into in the ordinary course of business such as leases and credit agreements).

(g) The Company and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and no power of attorney granted by the Company or its Subsidiaries with respect to any Taxes is currently in force.

(h) The Company and its Subsidiaries have not engaged in any “listed transaction” or “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

(i) The Company has made available to Purchaser for inspection complete and correct copies of all material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods since January 1, 2007.

(j) No property of the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

The representations and warranties in this Section 4.8 and Section 4.15 constitute the sole and exclusive representations and warranties on any Tax matters of the Company and its Subsidiaries, including representations and warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and accruals and reserves for Taxes on any financial statement or the books and records of the Company and its Subsidiaries.

Section 4.9 Contracts and Commitments.

(a) Section 4. 9(a) of the Company Disclosure Schedule contains a complete and accurate listing of the following Contracts to which the Company or any of its Subsidiaries is a party, together with all amendments, waivers or other changes thereto:

(i) employment agreements, severance agreements, employee termination arrangements or change of control agreements, in any such case, with respect to employees earning in excess of $100,000 per year;

(ii) any Contract relating to Indebtedness, pledging or otherwise placing a Lien on any of the assets of the Company or any of its Subsidiaries (other than a Permitted Lien), in each case involving amounts in excess of $75,000;

(iii) any Contract under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any personal property owned by any other party calling for payments by the Company or any of its Subsidiaries or under which a the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries, in each case, involving payments in excess of $75,000 per year;

(iv) any Contract or group of related Contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which require payments in excess of $75,000 per year;

(v) any Contract relating to the distribution, marketing, advertising or sales of the products and/or services of the Company or any of its Subsidiaries which require payments in excess of $75,000 per year;

(vi) any collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

(vii) any Contract with respect to the lending or investing of funds involving amounts in excess of $75,000;

(viii) any management, consulting or advisory Contract, requiring payments in excess of $75,000 over the life of such Contract;

(ix) any Contract relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

(x) any Contract pursuant to which the Company or any of its Subsidiaries subcontracts work to third parties;

(xi) any Contracts under which (A) the Company or any of its Subsidiaries licenses any material Company Proprietary Rights to any third party or (B) any third party licenses any Proprietary Rights necessary for the operation of the business of Company and its Subsidiaries as currently conducted, excluding commercially available licenses for which the Company or any of its Subsidiaries paid less than $25,000 in the aggregate in license fees;

(xii) any Contract relating to the sale of any business of the Company or any of its Subsidiaries (or any material portion thereof); and

(xiii) any Contract relating to Proprietary Rights except as set forth in Section 4.10 of the Company Disclosure Schedule.

The Contracts or commitments required to be listed in Section 4.9(a) of the Company Disclosure Schedule, together with the Operating Leases for Equipment, the Large Leases, leases for Leased Real Property and Contracts listed in Section 4.10 of the Company Disclosure Schedule are referred to herein as “Material Contracts”.

(b) Except as disclosed in Section 4.7(b), 4.7(g), 4.7(h), 4.9 or 4.10 of the Company Disclosure Schedule, (i) no Material Contract has, to the Company’s Knowledge, been materially breached or canceled by the other party, (ii) each of the Company and its Subsidiaries has performed all the obligations required to be performed by it under the Material Contracts to the extent required to be so performed as of the date hereof or as of the Closing Date and is not in default under or in breach of any Material Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and (iii) each Material Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(c) The Company has made available to the Purchaser a true and correct copy of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed in Sections 4.7(a), 4.7(b), 4.7(g), 4.7(h), 4.9 and 4.10 of the Company Disclosure Schedule).

(d) Effective as of the Closing the Management Agreement will be terminated.

Section 4.10 Proprietary Rights.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) all patented or federal or state registered Proprietary Rights owned by the Company or any of its Subsidiaries, including, without limitation, Internet domain name registrations; and (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Company or any of its Subsidiaries.

(b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (i) each of the Company or its Subsidiaries, as applicable, owns and possesses all right, title and interest in and to the Proprietary Rights set forth in Section 4.10(a) of the Company Disclosure Schedule, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Proprietary Rights”) and possesses the right to use all Proprietary Rights necessary for the operation of the business of the Company and its Subsidiaries as currently conducted; and (ii) neither the Company nor any of its Subsidiaries has licensed any of the Company Proprietary Rights to any third party on an exclusive basis.

(c) Each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of its Confidential Information. Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, (i) neither the Company nor its Subsidiaries nor any of their respective registered agents has received any pending or threatened claims of infringement or misappropriation of any Proprietary Rights of any third party; (ii) to the Company’s Knowledge, neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties; and (iii) to the Company’s Knowledge, there is no infringement or misappropriation of the Proprietary Rights of any third party which will occur as a result of the continued conduct of the business of the Company and its Subsidiaries as currently conducted.

Section 4.11 Litigation; Proceedings. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no actions, suits, proceedings or, to the Company’s Knowledge, investigations pending or threatened in writing against or imposing obligations on the Company or any of its Subsidiaries at law or in equity, or before or by any Governmental Entity. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, judgment or decree issued by any Governmental Entity or any arbitrator.

Section 4.12 Brokerage. Except as set forth in Section 4.12 of the Company Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

Section 4.13 Governmental Licenses and Permits. Except for Product Certifications, Section 4.13 of the Company Disclosure Schedule contains a complete listing of all permits, licenses franchises, certificates of authorization, registrations and other written authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar authorizations (collectively, the “Licenses”) owned or possessed by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in the conduct of its business. Except as indicated in Section 4.13 of the Company Disclosure Schedule, either the Company or one of its Subsidiaries owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct its business as presently conducted. Each of the Company and its Subsidiaries is in compliance, in all material respects, with the terms and conditions of such Licenses. No loss or expiration of any License is pending, or to the Company’s Knowledge, threatened other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

Section 4.14 Employees.

(a) Except as set forth in Section 4.14(c), each of the Company and its Subsidiaries has complied with and is in compliance, in all material respects, with all applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the WARN Act, and the Immigration Reform and Control Act of 1986. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. To the Company’s Knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. Section 4.14(a)(i) of the Company Disclosure Schedule sets forth the names, present monthly or, as the case may be, hourly rate of compensation of all persons employed or engaged as of the Closing Date by the Company and each of its Subsidiaries (including its independent contractors). Except as set forth in Section 4.14(a)(ii) of the Company Disclosure Schedule, none of the employees of the Company or its Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present business activities of the Company or its Subsidiaries.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any agreement nor do any facts or circumstances exist which would require the Company and any of its Subsidiaries to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any employee or former employee of the Company or any of its Subsidiaries.

(c) With respect to the investigation commenced by the Wage and Hour Division of the U.S. Department of Labor (the “WHD”), pursuant to a letter dated as of June 3, 2010, regarding compliance with Federal labor standards laws (the “WHD Investigation”), (i) the Company and its Subsidiaries have met and conferred with investigators from the WHD and have provided all documents, records, employee and payroll data and other information requested by the WHD, (ii) there are no outstanding document or information requests by the WHD against the Company and its Subsidiaries, (iii) there are no further meetings or visits scheduled or anticipated with the WHD, (iv) the Company and its Subsidiaries have complied with all of the requirements set forth in the December 29, 2010 letter and accompanying instructions issued by the WHD and have fulfilled their obligations with the WHD, (v) the Company and its Subsidiaries have changed the pay and record keeping practices that were at issue in the WHD Investigation as required by the WHD and have maintained such changes in compliance with the requirements of the Fair Labor Standards Act, and (vi) there has been no, nor is there expected to be any, suits or proceedings commenced by the Secretary of Labor in connection with or arising from the WHD Investigation.

Section 4.15 Company Benefit Plans.

(a) With respect to current or former employees of the Company and its Subsidiaries, neither the Company nor its Subsidiaries maintains and has not maintained,

does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, does not have and has not had any Company Benefit Plans other than the Company Benefit Plans listed in Section 4.15(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has contributed to and has no liability with respect to any multiemployer pension plan (as defined in Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries has maintained or contributed to and has no liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA). Neither the Company nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan or has any obligation under an arrangement which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code. With respect to each Company Benefit Plan listed in Section 4.15(a) of the Company Disclosure Schedule, (i) the Company has delivered or made available to Purchaser true and complete copies of all plan documents and amendments, summary plan descriptions, the most recent determination letter received from the IRS, and the two most recent Form 5500 filings; (ii) each plan complies, and at all times has complied with, in all material respects, the requirements of all applicable Law, including ERISA; (iii) each plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to be so qualified, or may rely upon an opinion letter issued by the IRS, and each trust maintained pursuant thereto is exempt from Federal income taxation under Section 501(a) of the Code; (iv) no suit, action or other litigation has been brought or threatened in writing against any plan; and (v) all contributions to the plans that were required to be made under such plans have been made, and all benefits accrued under any/all unfunded plans have been paid, accrued or other adequately reserved in accordance with GAAP.

(b) Neither the Company nor any of its Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained or contributed to by members of the controlled group of companies (as defined in Sections 414(b), (c), (m) and (o) of the Code) that includes or included the Company or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a risk to the Company or any of its Subsidiaries of incurring such a liability.

(c) Except as specifically provided in this Agreement or as set forth in Section 4. 15(c) of the Company Disclosure Schedule, no employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

(d) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any liability with respect to any nonqualified deferred compensation plan covered by Section 409A of the Code.

The representations and warranties in this Section 4.15 constitute the sole and exclusive representations and warranties on any matters of the Company and its Subsidiaries regarding the Company Benefit Plans.

Section 4.16 Insurance.

(a) Section 4.16(a) of the Company Disclosure Schedule lists each insurance policy maintained by or on behalf of the Company and each of its Subsidiaries with respect to its properties, assets and business (the “Existing Insurance Policies”). All Existing Insurance Policies are in full force and effect, and neither the Company nor any of its Subsidiaries has been, except to the extent the Company or any of its Subsidiaries has been directly affected by natural disasters, (a) in default with respect to its liabilities under Existing Insurance Policies or (b) denied insurance coverage.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule:

(i) neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs;

(ii) there are no gaps in the pre-Closing insurance programs of the Company and its Subsidiaries;

(iii) to the Company’s Knowledge, all carriers of Existing Insurance Policies are solvent;

(iv) the limits on Existing Insurance Policies have not been exhausted or impaired;

(v) except as provided in the Financial Statements or in the Existing Insurance Policies, there are no premiums or any audit additional premiums that are due on any Existing Insurance Policies;

(vi) all claims and losses against Existing Insurance Policies have been disclosed;

(vii) no carrier of an Existing Insurance Policy has issued a reservation of rights with regard to any claims disclosed.

(c) Each of the Company and its Subsidiaries has reported to the appropriate insurance carrier all instances of and information regarding an occurrence that has given, or would reasonably be expected to give, rise to a claim against an Existing Insurance Policy that has come to the Knowledge of the Company.

Section 4.17 Officers and Directors; Bank Accounts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists all officers and directors (or other organizational equivalent) of the Company and each of its Subsidiaries.

(b) Section 4.17(b) of the Company Disclosure Schedule lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and each of its Subsidiaries.

Section 4.18 Affiliate Transactions. Except for at will termination or employment contracts disclosed in Section 4.14(a)(ii) of the Company Disclosure Schedule, and except for intercompany transactions disclosed on the Financial Statements and as disclosed in Section 4.18 of the Company Disclosure Schedule, no officer, director, employee, stockholder, member or other Affiliate of the Company or any of its Subsidiaries or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (each an “Insider”), is a party to any Contract or transaction with the Company or any of its Subsidiaries or which is pertaining to the business of the Company or any of its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Company or any of its Subsidiaries in the conduct of its business. Section 4.18 of the Company Disclosure Schedule describes all affiliated services provided to or on behalf of the Company and each of its Subsidiaries by their Affiliates and to or on behalf of such Affiliates by the Company or any of its Subsidiaries and all affiliate transactions or Contracts among the Company and each of its Subsidiaries and their Affiliates (including, in each case, the costs charged to or by the Company and its Subsidiaries).

Section 4.19 Compliance with Laws. To the Company’s Knowledge, except as disclosed in Section 4.19 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has complied with and is in compliance with all Laws applicable to its business or to which the Company or any of its Subsidiaries may be subject except where the failure to be in compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect, and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such Laws, and neither the Company nor any of its Subsidiaries has received written notice of any such violations.

Section 4.20 Environmental Compliance. Except as set forth in Section 4.20 of the Company Disclosure Schedule or as disclosed in the Phase I environmental surveys listed in Section 4.20 of the Company Disclosure Schedule:

(a) To the Company’s Knowledge, the Real Property is in compliance with all applicable Environmental Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. As used herein, “Environmental Laws” means all applicable Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land or surface or subsurface strata), including all federal, state or local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et. seq.), and the rules and regulations promulgated thereunder.

(b) All permits required under applicable Environmental Laws for the current use, operation or ownership of the Real Property have been obtained and are current, except where the failure to obtain or maintain such permit has not had and would not reasonably be expected to have a Company Material Adverse Effect. No federal, state or local governmental entity has notified the Company or any of its Subsidiaries that any such permit will be suspended, cancelled, revoked or modified, or that any such permit cannot be renewed in the ordinary course of business.

(c) Neither the Company nor any of its Subsidiaries has received from any federal, state or local governmental entity or other Person any unresolved order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Real Property or any off-site disposal of a hazardous substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law).

(d) Neither the Company nor any of its Subsidiaries has entered into any agreement with any federal, state or local governmental entity or any other Person pursuant to which the Company or any of its Subsidiaries assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances, which matter has not been completed or resolved.

(e) The Company has made available to the Purchaser all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results that, to the Company’s Knowledge, are in the possession, custody or control of the Company or any of its Subsidiaries, relating to any past or present (i) environmental conditions concerning the business of the Company or any of its Subsidiaries or on, under or about the Real Property, or (ii) activities relating to hazardous substances on, or any off-site disposal of a hazardous substance from any of the Real Property.

(f) Neither the Company nor any of its Subsidiaries has used the Real Property or any portion thereof for the disposal or dumping, nor, to the Company’s Knowledge, has there been any spillage, seepage, or uncontrolled loss on or filtration from or onto the Real Property or any portion thereof, of any petroleum, petroleum distillates, asbestos, asbestos containing hazardous materials and Hazardous Materials. Neither the Company nor any of its Subsidiaries has received written notice of any violation by the Real Property and/or the Company or any of its Subsidiaries and/or any other Person whose liabilities for a breach of any Environmental Laws the Company or any of its Subsidiaries have retained or assumed, in whole or part, contractually or by operation of law or otherwise of any Environmental Laws.

(g) Each of the Company and its Subsidiary, as applicable, is qualified and authorized to transport Hazardous Materials in the United States. Any transportation of Hazardous Materials by the Company or any of its Subsidiaries is performed in compliance, in all material respects, with all applicable Laws, including requirements with regard to registration, training, packaging, loading, placarding, documentation and labeling of shipments containing Hazardous Materials.

(h) Neither the Company nor any of its Subsidiaries engaged in or was responsible for the clean-up or remediation of any condition resulting from the release, treatment, storage or disposal of Hazardous Materials at any former Owned Real Property.

The representations and warranties in this Section 4.20 constitute the sole and exclusive representations and warranties on any matters of the Company and its Subsidiaries with respect to compliance with or liability under Environmental Laws or any other environmental matter.

Section 4.21 Certifications. Each of the Company and its Subsidiaries holds all product registrations, accreditations and other certifications required for the conduct of its business (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”). No loss or expiration of any such Product Certifications has occurred except where such loss has not had or would not reasonably be expected to have a Company Material Adverse Effect. Each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries has been in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity unless such guaranty, warranty, or other indemnity is provided by a policy of insurance that provides coverage of substantially all amounts of exposure beyond the applicable standard terms and conditions of sale or lease set forth in Section 4.21 of the Company Disclosure Schedule.

Section 4.22 Customers. Except as disclosed in Section 4.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries as of Closing Date has received any written notice, and to the Company’s Knowledge there have been no other communications with the Company or any of its Subsidiaries, that any of its top twenty (20) customers set forth on the attached Section 4.22 of the Company Disclosure Schedule (which lists the top twenty (20) customers of the Company and each of its Subsidiaries for the year ended December 31, 2011) has terminated or intends to terminate or materially reduce its business with the Company or any of its Subsidiaries.

Section 4.23 Suppliers. Neither the Company nor any of its Subsidiaries as of Closing Date has received any written notice, and to the Company’s Knowledge there have been no other communications with the Company or any of its Subsidiaries, that any of its top ten (10) suppliers of tangible personal property or other goods and services set forth in Section 4.23 of the Company Disclosure Schedule (which lists the top ten (10) suppliers of the Company and each of its Subsidiaries for the year ended December 31, 2011) has terminated or intends to terminate or materially reduce its business with the Company or any of its Subsidiaries.

Section 4.24 Condition of Acquired Assets. Except as disclosed in Section 4.24 of the Company Disclosure Schedule, all of the material assets of the Company and each of its Subsidiaries are in good operating condition and sufficient to carry on its business in the normal course as it is presently conducted. None of the inventory or equipment of the Company or any of its Subsidiaries, reasonable wear and tear excepted, comprising a part of the material assets is obsolete or not marketable in the ordinary course of business of the Company and each of its Subsidiaries at substantially its fair market value. Any information technology systems used in the operation of the business of the Company or any of its Subsidiaries are adequate and sufficient in all material respects to conduct such business.

Section 4.25 Accounts Receivable. Section 4.25 of the Company Disclosure Schedule contains a list of all accounts and notes receivable of the Company and each of its Subsidiaries as of February 29, 2012. Except as set forth in Section 4.25 of the Company Disclosure Schedule, all accounts and notes receivable reflected on the Interim Balance Sheet and all accounts and notes receivable to be reflected on the consolidated books of the Company and its Subsidiaries as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are valid receivables arising in the ordinary course of business subject to no setoffs or counterclaims, represent bona fide claims against debtors for sales, services and other charges, are payable upon ordinary trade terms, do not represent obligations for goods sold on consignment, and are not subject to discount except for normal cash and trade discounts (the “Accounts Receivable”). To the Knowledge of the Company and each of its Subsidiaries, the amount carried for doubtful accounts and allowances disclosed in the Interim Balance Sheet are sufficient to provide for any losses which may be sustained on realization of the Accounts Receivable. The amounts carried as reserves for expenses, including, without limitation, all expenses for services rendered and goods purchased, and warranty claims on the Interim Balance Sheets are sufficient for the payment of (a) expenses incurred as of the date of the Interim Balance Sheet and (b) warranty claims which exist as of the date of the Interim Balance Sheet.

Section 4.26 Inventory. Section 4.26 of the Company Disclosure Schedule contains a list of all material items of inventory (including all materials and supplies, all manufactured and processed parts, all work in process and all finished products) owned by the Company and its Subsidiaries as of February 29, 2012 pertaining to the operation of their business, subject to the reserve for slow moving, defective and obsolete inventory set forth on the Interim Balance Sheet.

Section 4.27 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP other than (a) liabilities and obligations accrued or reserved against in the Interim Balance Sheet, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet, (c) performance obligations pursuant to the terms of the Material Contracts and (d) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement. There are no off balance sheet arrangements (as such term is defined in Item 303(a)(4)(ii) of Regulation S-K of the Securities Act) to which the Company or any of its Subsidiaries is a party or otherwise involving the Company or any of its Subsidiaries.

Section 4.28 Disclaimer of Additional Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE, AS SUPPLEMENTED AND AMENDED), NEITHER THE SOLE MEMBER, THE COMPANY NOR ANY OF ITS SUBSIDIARIES OR ANY OTHER RELATED PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND THE SOLE MEMBER AND THE COMPANY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SOLE MEMBER, THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE, AS SUPPLEMENTED AND AMENDED), THE SOLE MEMBER, THE COMPANY AND ITS SUBSIDIARIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING (IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE)) TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCHASER BY ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES). NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE PURCHASER REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Company that:

Section 5.1 Organization and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the Effective Time, will have engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated herein. The certificate of formation and limited liability company agreement of Purchaser, each as amended or restated from time to time, have previously been furnished to the Company and reflect all amendments thereto and are correct and complete.

Section 5.2 Authorization.

(a) The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The sole member of the Purchaser has duly approved this Agreement and each of the Purchaser Ancillary Documents and has duly authorized the execution and delivery of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. No other corporate or other organizational proceedings on the part of the Purchaser is necessary to approve and authorize the execution and delivery of this Agreement or the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Purchaser Ancillary Documents will be, duly executed and delivered by the Purchaser and constitutes or will constitute a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(b) The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents does not and will not in such a manner as to materially impair the Purchaser’s ability to consummate the transactions contemplated hereby (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of or (iv) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity, under (A) the provisions of the certificate of formation or limited liability company agreement (or the appropriate corresponding organizational documents) of the Purchaser, as amended or restated from time to time, (B) any Contract to which Purchaser is bound, or (C) any Laws to which the Purchaser is subject.

Section 5.3 Legal Proceedings. There is no suit, action, claim, arbitration or proceeding by or before any Governmental Entity pending or threatened in writing against the Purchaser, any of its Subsidiaries or any property of any thereof which would reasonably be expected to impair the Purchaser’s ability to consummate the transactions contemplated hereby. The Purchaser is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 5.4 Investment Intent. The Purchaser is acquiring the equity interests of the Company pursuant to this Agreement solely for its own account and with no intention of distributing or reselling such equity interests or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws of the United States of America or any state thereof.

Section 5.5 Status as Accredited Investor. The Purchaser is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). The Purchaser has such knowledge and experience in business and financial matters so that the Purchaser is capable of evaluating the merits and risks of an investment in the equity interests being acquired hereunder. The Purchaser understands the full nature and risk of an investment in such equity interests. The Purchaser further acknowledges that it has had access to the books and records of the Company, is generally familiar with the business being conducted by the Company and has had an opportunity to ask questions concerning the Company and the Company’s securities.

Section 5.6 Reliance; Inspection. THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY AND ITS SUBSIDIARIES, THE MERGER, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO AND THE EFFECTS ON THE BUSINESS RESULTING FROM THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PURCHASER) AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES, AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED, AND THE PROJECTIONS. THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE SOLE MEMBER, THE COMPANY AND ITS SUBSIDIARIES ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, (B) THE SOLE MEMBER, THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROJECTIONS, AND (C) PURCHASER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE SOLE MEMBER, THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING THE PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR BANKERS, INCLUDING THAT INFORMATION PROVIDED IN THE CONFIDENTIAL INFORMATION MEMORANDUM, OR MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT PURCHASER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS PURCHASER MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE IV HEREOF (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED) AND (III) PURCHASER OR ITS AFFILIATES SHALL HAVE NO CLAIM FOR LOSSES AGAINST THE SOLE MEMBER OR THE COMPANY TO THE EXTENT RESULTING FROM, OR CAUSED BY, THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PURCHASER). FOR THE AVOIDANCE OF ANY DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PURCHASER ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE THE PROJECTIONS, THAT THE PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY THE PURCHASER ON SUCH PROJECTIONS SHALL BE AT ITS SOLE RISK, AND PURCHASER SHALL NOT HAVE ANY CLAIM AGAINST ANYONE WITH RESPECT THERETO.

Section 5.7 Brokers, Finders and Investment Bankers. The Purchaser has not employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby whereby such fees would be payable by the Sole Member or the Company.

Section 5.8 Debt to Equity Ratio. The Company’s Debt to Equity Ratio immediately following the Closing will be at least 2.2:1.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 [Reserved].

Section 6.2 [Reserved].

Section 6.3 Preservation of Records. The Company and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Company and its Subsidiaries for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the Sole Member as may be reasonably required by the Sole Member in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or governmental investigations of the Surviving Entity, the Sole Member or any of their Affiliates or in order to enable the Sole Member to comply with its respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

Section 6.4 [Reserved].

Section 6.5 [Reserved].

Section 6.6 Public Announcements. Subject to its legal obligations, each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release, and subject to the following sentence, no such announcement shall be made without the written consent of all of the Parties. Notwithstanding the foregoing, after the execution and delivery of this Agreement has been publicly announced by the Purchaser, the Company shall be permitted (without consulting with, or obtaining the consent of, the Purchaser) to make such statements and announcements to its members, employees and customers as the Company shall deem to be reasonably necessary for the purpose of dealing with the relevant business issues related to those groups.

Section 6.7 Company Benefit Plans. With respect to employees of the Company and its Subsidiaries (and their dependents and beneficiaries where appropriate), (i) the Surviving

Entity shall continue on a plan-by-plan basis to provide coverage and make all payments (including all deferred and incentive compensation payments) required under each Company Benefit Plan identified on Section 4.15 of the Company Disclosure Schedule at least through December 31, 2013; (ii) the Surviving Entity from and after the Closing shall be responsible for providing health continuation benefits under COBRA to all individuals who are “M&A Qualified Beneficiaries” as defined in Treas. Reg. Section 54.4980B-9 through Employee Benefit Plans of the Company, its Subsidiaries or the Surviving Entity; and (iii) the Surviving Entity shall as of the Closing (A) recognize such employees’ employment service with the Company and/or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Company Benefit Plans) for participation, vesting and benefit eligibility purposes under any Employee Benefit Plan that the Surviving Entity may provide to such employees, (B) not require such employees, in the plan year in which the Closing occurs, to satisfy any deductible, co-payment, out of pocket maximum or similar requirement under any Employee Benefit Plan that the Surviving Entity may provide to such employees to the extent of amounts previously credited for such purposes under the applicable plans of the Company and its Subsidiaries, (C) not apply to such employees any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any Employee Benefit Plan that the Surviving Entity may provide to such employees to the extent waiting periods, pre-existing conditions, exclusions and requirements were satisfied under the corresponding Company Benefit Plans and (D) honor in full all accrued but unused vacation accrued in accordance with Company policy and recognize service with the Company and/or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Company Benefit Plans) for purposes of accrual of vacation following the Closing Date.

Section 6.8 Payment of Indebtedness. On the Closing Date, the Company and/or its Subsidiaries, as the case may be, shall use all of the Closing Cash to pay the applicable lenders and creditors in respect of the Closing Date Indebtedness.

Section 6.9 Insurance. From and after the Closing Date and continuing for a period of twenty-four (24) months following the Closing Date, the Purchaser shall cause the Surviving Entity to maintain comprehensive and general liability insurance coverage in amounts reasonably consistent with coverage maintained by other persons or participants in the industries in which the Surviving Entity and its Subsidiaries conduct their business.

Section 6.10 Tax Matters.

(a) Tax Returns.

(i) The Purchaser shall cause the Surviving Entity, at the expense of the Surviving Entity, to prepare and file, or cause to be prepared and filed all, Tax Returns for, or relating to, the Company (and, as applicable, the Surviving Entity) and its Subsidiaries that are due (after taking into account all appropriate extensions) after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with all practices and procedures and accounting methods of the Company and its Subsidiaries in effect as of the Closing Date, unless otherwise required by a Governmental Entity. At least thirty (30) days prior to the due date (including extensions) of any Tax Return of the Company and its Subsidiaries for a Pre-Closing Tax Period or Straddle Period that shows a Tax that the Purchaser believes the Sole Member is responsible for under this Agreement, the Purchaser shall submit a draft of such Tax Return to the Sole Member for its review and comment, within ten (10) days. The Purchaser shall cause the Surviving Entity and/or its Subsidiaries, as applicable, to incorporate any reasonable comments made by the Sole Member to any Tax Return submitted to the Sole Member prior to the filing of the applicable Tax Return.

(ii) The Purchaser shall not, and shall not allow the Surviving Entity or any Subsidiary to, amend, modify, or otherwise change any Tax Return of the Company or any of its Subsidiaries that relates to a Pre-Closing Tax Period or otherwise initiate (or otherwise participate) in any Member Approved Tax Matter without the prior written consent of the Sole Member (which consent may not be unreasonably withheld or delayed).

(b) Straddle Period Tax Returns. To the extent permissible under applicable Laws, the Parties agree to elect to have each Tax year of the Company and its Subsidiaries end on the Closing Date and, if such election is not permitted or required in a jurisdiction such that the Company and its Subsidiaries are required to file a Tax Return for a Straddle Period, the Parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (B) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company and its Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(c) Cooperation on Tax Matters. The Sole Member and the Purchaser shall (and the Purchaser shall cause the Surviving Entity and its Subsidiaries) to (i) assist in the preparation and timely filing of any Tax Return of the Company and its Subsidiaries; (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Company and its Subsidiaries; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company and its Subsidiaries; (iv) provide any information required to allow the Sole Member, Purchaser, the Surviving Entity or any Subsidiary to comply with any information reporting contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d) Transfer Taxes. The Purchaser and the Sole Member will each pay 50% of any documentary, stamp, stock transfer, or similar Tax incurred as a result of the transactions contemplated by this Agreement and any related penalties or interest (collectively, “Transfer Taxes”).

(e) Tax Contests. If any Governmental Entity issues to the Company or its Subsidiaries (i) a notice of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period or (ii) a notice of deficiency for Taxes for any such period, the Purchaser shall notify the Sole Member of its receipt of such communication from the Governmental Entity within ten (10) days of receipt and provide the Sole Member with copies of all correspondence and other documents received from the Governmental Entity. The Surviving Entity and its Subsidiaries, as applicable, shall control any audit or other proceeding in respect of any Taxes or Tax Returns of the Company and its Subsidiaries (a “Tax Contest”); provided, however, (A) the Sole Member, at its sole cost and expense, shall have the right to control (including the settlement or resolution thereof and the selection of counsel) or participate in any Tax Contest to the extent it relates to a Pre-Closing Tax Period; and (B) Purchaser shall not, and shall not allow the Surviving Entity or its Subsidiaries, to settle, resolve, or abandon a Tax Contest (whether or not the Sole Member participates or controls in such Tax Contest) for a Pre-Closing Tax Period without the prior written permission of the Sole Member (which shall not be unreasonably withheld, delayed, or conditioned).

(f) Tax Refunds. All refunds of Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 6.10(b)) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be the property of the Sole Member to the extent such refund was not included as an asset in the computation of the Closing Date Net Working Capital. To the extent that Purchaser, the Surviving Entity or its Subsidiaries receives a refund that is the property of the Sole Member, Purchaser or the Surviving Entity shall pay the amount of such refund (and interest received from the Governmental Entity) to the Sole Member in accordance with the terms of this Agreement. The amount due to the Sole Member shall be payable to the Sole Member ten (10) days after receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset). The Purchaser shall use commercially reasonable efforts to claim (and shall cause the Surviving Entity and its Subsidiaries to use commercially reasonable efforts to claim) any refunds that will give rise to a payment to, or on behalf of, the Sole Member under this Section 6.10(f).

(g) Characterization of Certain Payments. For all relevant Tax purposes, the Parties agree to treat (i) all indemnification payments by the Sole Member as adjustments to the Base Consideration and (ii) the Escrow Funds as assets of the Purchaser and all interest and other earnings on the Escrow Funds as earnings of the Purchaser (it being understood that this tax characterization shall not affect which Person is entitled to such earnings). Unless otherwise required by a determination of a Governmental Entity that is final, no party hereto shall file a Tax Return, or take position during the course of any audit or other proceeding, that is inconsistent with such agreement.

(h) Allocation of Purchase Price. The Purchaser shall determine the allocation of the consideration paid by the Purchaser among the assets of the Company in a manner consistent with Code Section 1060 and the Treasury Regulations thereunder (the “Purchase Price Allocation”). The Purchaser, the Surviving Entity and the Sole Member shall file all Tax Returns and information reports in a manner consistent with the Purchase Price Allocation.

Section 6.11 Undertakings of Purchaser. The Purchaser shall perform, or cause to be performed, when due, all obligations of Purchaser under this Agreement.

Section 6.12 Release and Waiver. Effective upon the Closing, Purchaser hereby irrevocably waives, releases and discharges the Sole Member from any and all liabilities, debts or obligations to the Company, its Subsidiaries and Purchaser of any or nature kind whatsoever, solely in its capacity as an owner of equity securities of the Company (including in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, excluding any liabilities arising solely in relation to the transactions contemplated by this Agreement.

Section 6.13 WARN Act. The Purchaser shall not, on or after the Closing, take any action that would cause the Sole Member to have had any obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar Law, prior to the Closing.

ARTICLE VII

[RESERVED]

ARTICLE VIII

CLOSING

Section 8.1 Closing. The Closing shall occur on the date hereof (such date, the “Closing Date”). The Closing shall take place at the offices of Winston & Strawn LLP, located at 200 Park Avenue, New York, New York 10166, or at such other place as the Parties may agree.

Section 8.2 Sole Member and Company Closing Deliveries. At the Closing, the Sole Member and the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(a) a certificate, dated as of the Closing Date, executed by an executive officer of the Sole Member, certifying as to (i) each of the Company’s and its Subsidiaries’ organizational documents and (ii) the resolutions of the Sole Member’s board of directors authorizing the execution, delivery and performance of this Agreement and each Company Ancillary Document by the Sole Member and the Company, as applicable;

(b) good standing certificates for each of the Company and its Subsidiaries dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the Company’s and each of its Subsidiaries’ jurisdiction of formation and each jurisdiction where the conduct of the Company and each of its Subsidiaries business activities or the ownership of its properties necessitates qualification;

(c) an executed copy of the Certificate of Merger;

(d) the Escrow Agreement;

(e) payoff letters from each lender to the Closing Date Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date with an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all Liens relating to the Closing Date Indebtedness and affecting any real or personal property of the Company or any of its Subsidiaries will be released;

(f) written resignations, effective as of the Closing Date, of all officers and directors, as applicable, of the Company and its Subsidiaries listed in Section 8.2(f) of the Company Disclosure Schedule;

(g) a written opinion of Delaware counsel regarding the Merger, dated as of the Closing Date, and otherwise in form and substance reasonably satisfactory to Purchaser; and

(h) a properly completed and executed certificate of the Sole Member, dated as of the Closing Date, certifying that the Sole Member is not a foreign person in a form that complies with Treasury Regulation Section 1. 1445-2(b)(2).

Section 8.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company, the Escrow Agent or the Sole Member, as applicable, the following:

(a) the Base Consideration to be paid at Closing pursuant to Section 3.4 hereof paid and delivered in accordance with such Section;

(b) the payments to be paid at Closing pursuant to Section 3.7 hereof paid and delivered in accordance with such Section;

(c) certificates, dated as of the Closing Date, executed by an executive officer of the Purchaser, certifying as to (i) the Purchaser’s organizational documents and (ii) the resolutions of the board of directors (or similar governing body) of the Purchaser authorizing the execution, delivery and performance of this Agreement and each Purchaser Ancillary Document;

(d) the Escrow Agreement; and

(e) the Certificate of Merger.

ARTICLE IX

[RESERVED]

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Sole Member. From and after the Closing Date, and subject to the other provisions of this Article X, the Sole Member shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses that such Purchaser Indemnified Party may actually suffer or incur that arise out of or relate to:

(a) The failure of the representations and warranties made in Sections 4. 8 (Taxes), 4.15 (Company Benefit Plans) and 4.20 (Environmental Compliance) of this Agreement to be true and correct on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure to be true and correct as of such date);

(b) the failure of any other representation or warranty made by the Company in Article IV of this Agreement to be true and correct on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure to be true and correct as of such date);

(c) any breach of any covenant, agreement or undertaking made by the Sole Member or the Company in this Agreement;

(d) the Closing Date Indebtedness and the Transaction Expenses, in each case to the extent not paid prior to the Closing Date or not paid pursuant to Section 3.7 of this Agreement;

(e) any Tax Losses;

(f) any Losses resulting from or related to the WHD Investigation;

(g) any Losses related to the clean-up or remediation of Hazardous Materials at properties owned or leased by the Company or its Subsidiaries in (i) Alice, Texas and (ii) Odessa, Texas; and

(h) any Losses resulting from or related to the Management Agreement.

The Losses of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 10.2 Indemnification Obligations of the Purchaser. From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Member Indemnified Parties from and against any and all Losses that such Member Indemnified Party may actually suffer or incur that arise out of or relate to:

(a) the failure of any representation or warranty made by the Purchaser in Article V of this Agreement to be true and correct on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure to be rue and correct as of such date); and

(b) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement.

The Losses of the Member Indemnified Parties described in this Section 10.2 as to which the Member Indemnified Parties are entitled to indemnification are collectively referred to as “Member Losses.”

Section 10.3 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice from a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Member Loss (as the case may be) in accordance with this Article X, such Indemnified Party shall notify the Purchaser or the Sole Member, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Member Losses (as the case may be) (subject to any limitations set forth in this Article X) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or proceeding if (i) such claim, based on the remedy being sought, could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in irreconcilable conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or proceeding in accordance with the preceding sentence, then the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes (x) an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant to this Article X, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3(c), it being understood that notices for claims must be delivered prior to the expiration of the Claim Period under Section 10.4. In the event the Indemnifying Party disputes its liability with respect to such claim, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder.

(d) To the extent there is an inconsistency between this Section 10.3 and Section 6.10(e) with respect to any Tax matters, the provisions of Section 6.10(e) shall control.

Section 10.4 Claims Period.

(a) The Claims Period with respect to Purchaser Losses under Section 10.1(a), (e), (f), (g) and (h) shall begin on the date hereof and terminate (and be irrevocably and unconditionally waived) on the date that is thirty-six (36) months after the Closing Date.

(b) The Claims Period for all other Purchaser Losses and for all Member Losses hereunder shall begin on the date hereof and terminate (and be irrevocably and unconditionally waived) on the date that is eighteen (18) months after the Closing Date.

(c) Notwithstanding the foregoing provisions in subsections (a) and (b) above, if, prior to the close of business on the date of expiration of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5 Liability Limits. Notwithstanding anything contained in this Agreement to the contrary, the rights to indemnification under this Agreement are limited as follows:

(a) The Purchaser Indemnified Parties shall not make a claim for indemnification under this Article X for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $200,000 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for Purchaser Losses to the full extent any such Purchaser Losses, up to a maximum of the Escrow Amount. Notwithstanding the foregoing, the Purchaser Indemnified Parties’ right to seek indemnification hereunder for (i) any Purchaser Losses that relate to any breach of the representations and warranties made in Sections 4.1 (Organization and Power), 4.2(a) (Authorization), 4.3 (Capitalization), 4.8 (Taxes), 4.12 (Brokerage), 4.15 (Company Benefit Plans) and 4.20 (Environmental) or (ii) any claims under Section 10.1(d), (f), (g) and (h) (subclauses (i) and (ii), collectively, the “Purchaser Basket Exclusions”) shall not be subject to the Purchaser Basket.

(b) The Member Indemnified Parties shall not make a claim for indemnification under this Article X for Member Losses unless and until the aggregate amount of such Member Losses exceeds $200,000 (the “Member Basket”), in which event the Member Indemnified Parties may claim indemnification for Member Losses to the full extent of any such Member Losses, up to a maximum of $1,000,000. Notwithstanding the foregoing, the Member Indemnified Parties’ right to seek indemnification hereunder for any Member Losses that relate to any breach of the representations and warranties made in Sections 5.1 (Organization and Power), 5.2(a) (Authorization) and 5.7 (Brokerage) the “Member Basket Exclusion”) shall not be subject to the Member Basket.

(c) No claim for indemnification may be made pursuant to this Agreement for any individual item where the claim for Purchaser Losses or Member Losses related thereto is less than $200,000 , and if such claim does not exceed such amount, the amount of such claim shall not be taken into account in determining whether or not, or to the extent to which, the Purchaser Basket or the Member Basket, as applicable, has been exceeded; provided, however, that the foregoing shall not apply to claims brought with respect to the Purchaser Basket Exclusions or Member Basket Exclusion.

(d) The amount of Purchaser Losses otherwise payable to the Purchaser Indemnified Parties pursuant to this Article X shall be net of (i) any Tax Benefits actually realized by the Purchaser, the Surviving Entity, any of its Subsidiaries and/or any of their respective Affiliates directly as a result of such Purchaser Losses (after giving effect to the tax consequences of the indemnification payments to be made with respect to such Purchaser Losses), and (ii) any insurance proceeds actually received or recoverable by the Purchaser Indemnified Parties from insurance policies in effect prior to or after the Closing (including any “tail” coverage) or from any other third party in connection with the facts giving rise to the right of indemnification. If the Purchaser, the Surviving Entity, any of its Subsidiaries and/or any of their respective Affiliates realizes a Tax Benefit as a result of Purchaser Losses (after giving effect to the tax consequences of the indemnification payments to be made with respect to such Purchaser Losses) and such net Tax Benefit was not included in the computation of the Purchaser Loss, Purchaser shall within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Governmental Entity) pay to the Sole Member the amount of such net Tax Benefit. The Purchaser shall use commercially reasonable efforts (and shall cause the Surviving Entity and its Subsidiaries to use commercially reasonable efforts) to timely claim any Tax Benefit that will reduce the amount of a Purchaser Loss, or give rise to a payment to, or for the benefit of the Sole Member under this Section 10.5(c). If the Purchaser or the Surviving Entity fails to pursue recoveries under any “incurrence” based insurance policies or such third parties, then the Sole Member shall have the right of subrogation to pursue such insurance policies or third parties and may take any reasonable actions necessary to pursue such rights of subrogation in its name or the name of the party from whom subrogation is obtained. The Purchaser, the Surviving Entity, its Subsidiaries and their respective Affiliates shall cooperate with the Sole Member to pursue any such subrogation claim.

(e) Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification under this Article X, as applicable, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with the foregoing obligation.

(f) No claim for indemnification may be made pursuant to this Agreement if such claim for Purchaser Losses was reflected in the Estimated Closing Statement or the Final Closing Statement or was resolved pursuant to the post-closing purchase price adjustment procedures set forth in Section 3.8.

Section 10.6 Exclusive Remedy; Escrow Funds.

(a) Notwithstanding anything herein to the contrary, the Parties agree that, except with respect to matters covered by Section 3.8, from and after the Closing Date, the indemnification provisions of this Article X are intended to provide the sole and exclusive remedy of the Parties, the Purchaser Indemnified Parties and the Member Indemnified Parties for any Losses (including Losses from claims for breach of contract, warranty, tortuous conduct (including negligence) or otherwise) arising from or relating to this Agreement and the agreements and documents contemplated hereby and the transactions contemplated hereby and thereby. In furtherance of the foregoing, each of the Parties, the Purchaser Indemnified Parties and the Member Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights and claims for Losses it may have against any other party arising under, based upon or relating to this Agreement and the agreements and documents contemplated hereby and the transactions contemplated hereby and thereby (except pursuant to the indemnification provisions set forth in this Article X).

(b) Except for any claims arising out of fraud, (i) the sole and exclusive source of funds for satisfaction of any claims against the Sole Member under this Agreement, including all Purchaser Losses, claims under Section 3.8 and any claims that the Purchaser Indemnified Parties may have against the Sole Member pursuant to this Agreement, shall be the Escrow Fund and (ii) the maximum amount for satisfaction of any claims against the Purchaser under this Agreement, including all Member Losses and any claims that the Member Indemnified Parties may have against the Purchaser pursuant to this Agreement, shall be $1,000,000.

Section 10.7 No Consequential Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL THE COMPANY OR PARENT BE LIABLE TO ANY PURCHASER INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR DAMAGES OR THE DIMINUTION IN VALUE OF THE PURCHASER’S EQUITY INTEREST IN THE COMPANY, INCLUDING LOSS OF PROFITS, GOODWILL, CAPITAL OR LOSSES CALCULATED AS A MULTIPLE OF EARNINGS OR DIRECT DAMAGES (EXCEPT WITH RESPECT TO LOSSES ACTUALLY AWARDED TO A THIRD PARTY IN AN ACTION BROUGHT AGAINST A PURCHASER INDEMNIFIED PARTY).

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile (receipt of which is confirmed, followed by delivery via overnight courier service) or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties hereto as follows:

To the Purchaser, or
after Closing, to the Surviving Entity:	FDF Resources Holdings LLC
c/o Prophet Equity
1460 Main Street, Suite 200
Southlake, Texas 76092
Attn: Ross Gatlin, CEO & Managing Partner
John Tatum, Principal
Charles Collie, Senior Executive Director
Trevor Cohen, Vice President
Fax: (817) 898-1509
Tel: (817) 898-1500

with a copy to:	Richards, Kibbe & Orbe LLP One World Financial Center
New York, New York 10281
Attn: Larry G. Halperin
Joon P. Hong
Fax: (212) 530-1801
Tel: (212) 530-1800

To the Company:	New Francis Oaks, LLC
240 Jasmine Road P.O. Box 1694
Crowley, Louisiana 70527
Attn: Michael G. Francis
Fax: (337) 783-8685
Tel: (337) 783-0059

with a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: Bradley C. Vaiana
Bryan C. Goldstein
Fax: (212) 294-4700
Tel: (212) 294-2610
(212) 294-6668

To the Sole Member:
NYTEX FDF Acquisition, Inc.
c/o NYTEX Energy Holdings, Inc.
12222 Merit Drive, Suite 1850
Dallas, Texas 75251
Attn: Michael K. Galvis
Fax: (972) 770-4700
Tel: (972) 770-4701

with a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: Bradley C. Vaiana
Bryan C. Goldstein
Fax: (212) 294-4700
Tel: (212) 294-2610
(212) 294-6668

or to such other representative or at such other address as such Person may furnish to the other parties in writing.

Section 11.2 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.3 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.4 Controlling Law. This Agreement and any disputes or controversies arising out of or based upon this Agreement or the transactions contemplated hereby shall be governed and enforced in accordance with the Laws of the State of New York without reference to its choice of law rules (other than Section 5-1401 of the New York General Obligations Law); provided, however, that the Merger shall be consummated in accordance with the Delaware LLC Act; and, provided, further, however, that any dispute or controversy under Section 3.8 shall be resolved in the manner described therein.

Section 11.5 Submission to Jurisdiction. Each Party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York County, New York (the “Chosen Courts”). Each Party:

(a) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Chosen Courts in connection with any such legal proceeding, including to enforce any settlement, order or award;

(b) consents to service of process in any such proceeding in any manner permitted by the Laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 is reasonably calculated to give actual notice;

(c) agrees that each Chosen Court shall be deemed to be a convenient forum;

(d) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the Chosen Courts, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(e) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the Chosen Courts and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the Laws of the State of New York or any other jurisdiction.

Section 11.6 Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.7 Counterparts. This Agreement may be executed by facsimile or via email as a portable document format (.pdf) and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.8 Parties in Interest; No Third Party Beneficiary. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof. This Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof and no such other person or entity may rely on or use any item or disclosure set forth herein or in the Company Disclosure Schedule.

Section 11.9 Amendment, Modification and Waiver. From and after the Closing Date, this Agreement, including any Annex, Exhibit or the Company Disclosure Schedule, may be

amended, modified or supplemented at any time only by written agreement signed by the Surviving Entity and the Sole Member, and any failure of the Surviving Entity to comply with any term or provision of this Agreement may be waived by the Sole Member. Further, neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 11.10 Integration. This Agreement, the Company Disclosure Schedule and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties (oral or written) with respect to the subject matter hereof (except for the Confidentiality Agreement) and constitute the entire agreement among the Parties with respect thereto.

Section 11.11 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.12 Transaction Costs. Except as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Sole Member and the Company incurred in connection herewith and the transactions contemplated hereby shall be paid for pursuant to Section 3.7 of this Agreement.

Section 11.13 Schedules and Exhibits. The schedules and exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND

VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

* * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

FDF RESOURCES HOLDINGS LLC

By:	/s/ Ross Gatlin
Name: Ross Gatlin
Title: Manager

COMPANY:

NEW FRANCIS OAKS, LLC

By:	/s/ Michael G. Francis
Name: Michael G. Francis
Title: President

PARENT:

NYTEX FDF ACQUISITION, INC.

By:	/s/ Michael G. Francis
Name: Michael G. Francis
Title: President

Signature Page to Agreement and Plan of Merger

Exhibit A

Applicable Accounting Guidelines

The Closing Date Net Working Capital Accounting shall be calculated in accordance with GAAP as applied in the United States of America and to the extent in accordance with GAAP, calculated consistently with past practices with the following exceptions:

a.	Mud Inventory-Liquid (account 11830) and Accounts Payable—Mud Storage (account 22110) shall be valued consistent with past practices at 41.5% of the sales list price.

b.	Fuel inventory shall be excluded from Closing Date Net Working Capital.

c.	Financial statement footnotes shall not be required.

Exhibit B

Calculation of Closing Date Net Working Capital

Please see attached.

Exhibit C

Escrow Agreement

Please see attached.

Exhibit D

Estimated Closing Statement

Please see attached.